Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S‑3 of DiaMedica Therapeutics Inc. of our report dated March 10, 2021, relating to the consolidated financial statements appearing in the Annual Report on Form 10‑K for the years ended December 31, 2020 and 2019, and to the reference to our Firm under the caption "Experts".

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

October 5, 2021